Exhibit 10.216

MEMORANDUM OF UNDERSTANDING  (THERACOM)

TO THE SALES, MARKETING AND DISTRIBUTION AGREEMENT

THIS MEMORANDUM OF UNDERSTANDING (THERACOM) to the Sales, Marketing and Distribution Agreement (the “Agreement”), having an effective date of July 8, 2002, is made and entered into as of January 23, 2003, by and between CYGNUS, INC., a Delaware corporation with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 (“Cygnus”) and SANKYO PHARMA INC., a Delaware corporation with its place of business at Two Hilton Court, Parsippany, New Jersey 07054 (“Sankyo”).  Cygnus and Sankyo are referred to herein individually as a “party” and collectively as the “parties.”

RECITALS

WHEREAS:

A.                                   The parties entered into a Sales, Marketing and Distribution Agreement having an effective date of July 8, 2002 (the “Agreement”) and, pursuant to the Agreement, have entered into a Supply Agreement dated January 23, 2003;

B.                                     After execution of the Agreement, Sankyo entered into an agreement with TheraCom, Inc. (“TheraCom”) for the dispensing and patient end user reimbursement services of the Product in the Territory;

C.                                     The parties now wish to enter into a Memorandum of Understanding (TheraCom) with regard to the contractual arrangement between Sankyo and TheraCom as set forth below;

NOW, THEREFORE, for good and valid consideration, the parties agree to the following terms and conditions set forth herein:

1.               Under the current contractual arrangement between Sankyo and TheraCom whereby TheraCom provides Product dispensing and patient end user reimbursement services for Sankyo in the Territory, the definition of Net Sales by Sankyo set forth in Section 1.13 of the Agreement is amended to include the following additional deduction:

(d)                                 patient end user distribution costs and reimbursement adjudication costs paid to TheraCom.

2.               Under the current contractual arrangement between Sankyo and TheraCom whereby TheraCom provides Product dispensing and patient end user reimbursement services for Sankyo in the Territory, the definition of Transfer Price set forth in Section 5.4(b) of the Agreement and in Section 2.6 of the Supply  Agreement is amended as follows:  “Wholesale Acquisition Cost” is replaced with “Direct Purchase Price” in all instances.  Direct Purchase Price is defined as the sales price paid by TheraCom to Sankyo.

3.               All other terms and conditions of the Agreement shall remain in full force and effect and are unchanged by this Memorandum of Understanding (TheraCom).

4.               This Memorandum of Understanding (TheraCom) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this First Amendment to be executed by their duly authorized officers as of the date first written above.

CYGNUS, INC.		SANKYO PHARMA INC.

By:	/s/ John C Hodgman	By:	/s/ John P. Gargiulo

Name:	John C Hodgman	Name:	John P. Gargiulo

Title:	Chairman, President & CEO	Title:	VP Marketing & Commercial OPS